Exhibit 3.1

FIRST AMENDMENT TO THE THIRD AMENDED AND RESTATED

OPERATING AGREEMENT OF

LITTLE SIOUX CORN PROCESSORS, LLC

THIS FIRST AMENDMENT TO THE THIRD AMENDED AND RESTATED OPERATING AGREEMENT OF LITTLE SIOUX CORN PROCESSORS, LLC dated March 24, 2005 (the “Operating Agreement”) is adopted and approved effective as of the 22nd day of March, 2007, by the affirmative vote of a majority of the Membership Voting Interests of Little Sioux Corn Processors, LLC pursuant to Section 701 of the Iowa Limited Liability Company Act and pursuant to Section 8.1 of the Operating Agreement of the Company at a Meeting of the Members held on March 22, 2007.

The Operating Agreement is amended as follows:

Amendment to Section 5.6(b)(iv)	Section 5.6(b)(iv) is amended by deleting Section 5.6(b)(iv) in its entirety and substituting in lieu thereof the following:

(iv) Issue more than an aggregate of 170,000 Units.

I, Timothy Ohlson, do hereby certify that I am the duly elected, qualified, and acting Secretary of the Company, and further certify that the above amendment was duly adopted by a majority of the members of the Company at a meeting of the members held on March 22, 2007, in accordance with the provisions of the Company’s Operating Agreement.

/s/ Timothy Ohlson
Timothy Ohlson, Secretary

APPROVED:

/s/ Ronald Wetherell
Ronald Wetherell, Chairman